Exhibit 99.1
W. P. Carey Provides Business Update on Investment Activity and Tenant Credit

Current Visibility into Over $1.9 Billion of 2026 Investment Volume

Improved Outlook for 2026 Tenant Credit-Related Rent Loss

NEW YORK, Sept. 10, 2026 -- W. P. Carey Inc. (W. P. Carey, NYSE: WPC), a leading net lease REIT specializing in corporate sale-leasebacks, build-to-suits and the acquisition of single-tenant net lease properties, today provided a business update regarding investment activity and its outlook for tenant credit-related rent loss.

Investment Activity

W. P. Carey currently has visibility into investment volume totaling more than $1.9 billion for full-year 2026, including approximately $1.4 billion of investment volume completed year to date, transactions in its pipeline that are expected to close in 2026, and capital projects scheduled to deliver in 2026.

Tenant Credit

W. P. Carey has improved its 2026 outlook for estimated rent loss from tenant credit events, due primarily to the receipt of August rent from Hellweg and the expectation that it will collect additional rent from Hellweg during the second half of 2026. The Company also continues to expect to recognize the benefit of bank guarantees to cover up to three months of lease-related damages associated with Hellweg.

The Company has executed binding lease agreements for nine Hellweg stores, representing approximately $9.8 million, or 64%, of current Hellweg ABR1, with new rent expected to commence between late 2026 and mid-2027.

Of the remaining seven stores:

•Two stores, representing approximately $1.2 million, or 8% of Hellweg ABR, are currently in the final stages of lease negotiations, with leases expected to be signed by the end of September; and
•Five stores, representing approximately $4.3 million, or 28% of Hellweg ABR, are expected to be sold by the end of 2026.

Overall rent recapture for the 11 stores being re-tenanted is expected to be close to 100% of current Hellweg rent.

Jason Fox, Chief Executive Officer, W. P. Carey, said: “Investment activity remains strong and we believe we're well positioned to end the year in the top half of our current investment volume guidance range. We've also made further progress addressing Hellweg, which, together with improved visibility into expected Hellweg rent over the second half of the year, has improved our outlook for rent loss this year. As a result, we're confident that AFFO is on track to end the year above the midpoint of our current guidance range, and we look forward to updating our full-year expectations when we report our third-quarter results.”

(1) Current Hellweg ABR, translated to U.S. dollars using the ECB reference exchange rate of 1.1652 USD per EUR on Sept. 9, 2026.

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W. P. Carey Inc.

W. P. Carey ranks among the largest net lease REITs with a well-diversified portfolio of high-quality, operationally critical commercial real estate, which includes 1,748 net lease properties covering approximately 188 million square feet as of June 30, 2026. With offices in New York, London, Amsterdam and Dallas, the company remains focused on investing primarily in single-tenant industrial, warehouse and retail properties located in the U.S. and Europe, under long-term net leases with built-in rent escalations.
www.wpcarey.com

Certain of the matters discussed in this communication constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, both as amended by the Private Securities Litigation Reform Act of 1995. The forward-looking statements include, among other things, statements regarding the intent, belief or expectations of W. P. Carey and can be identified by the use of words such as "may," "will," "should," "would," "will be," "goals," "believe," "project," "expect," "anticipate," "intend," "estimate," "opportunities," "possibility," "strategy," "maintain" or the negative version of these words and other comparable terms. These forward-looking statements include, but are not limited to, statements made regarding our expectations with respect to investment volume, rent loss and AFFO. These statements are based on the current expectations of our management, and it is important to note that our actual results could be materially different from those projected in such forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Other unknown or unpredictable risks or uncertainties, like the risks related to fluctuating interest rates, the impact of inflation and tariffs on our tenants and us, the effects of pandemics and global outbreaks of contagious diseases, and domestic or geopolitical crises, such as terrorism, military conflict, war or the perception that hostilities may be imminent, political instability or civil unrest, or other conflict, and those additional risk factors discussed in reports that we have filed with the SEC, could also have material adverse effects on our future results, performance or achievements. Discussions of some of these other important factors and assumptions are contained in W. P. Carey's filings with the SEC and are available at the SEC's website at http://www.sec.gov, including Part I, Item 1A. Risk Factors in W. P. Carey's Annual Report on Form 10-K for the fiscal year ended December 31, 2025. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication, unless noted otherwise. Except as required under the federal securities laws and the rules and regulations of the SEC, W. P. Carey does not undertake any obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this communication or to reflect the occurrence of unanticipated events.

Institutional Investors:
Peter Sands
1 (212) 492-1110
institutionalir@wpcarey.com

Individual Investors:
W. P. Carey Inc.
1 (212) 492-8920
ir@wpcarey.com

Press Contact:
Amanda Woodward
1 (212) 492-1171
awoodward@wpcarey.com